Exhibit 5


Appalachian Power Company
1 Riverside Plaza
Columbus, Ohio 43215

March 16, 2005

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, a New York corporation and a service company affiliate of Appalachian Power Company, a Virginia corporation (the "Company"). I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to Unsecured Notes (the "Unsecured Notes") to be issued under an Indenture, dated as of January 1, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The Unsecured Notes may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $1,125,000,000.

I have examined the Registration Statement and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Company is validly existing under the laws of Virginia.

I have assumed further that (1) the Company has duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Company of the Indenture and the Unsecured Notes do not and will not violate the laws of Virginia or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that: assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Unsecured Notes, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the "Board") and (b) the due execution, authentication, issuance and delivery of such Unsecured Notes, upon payment of the consideration therefore provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, such Unsecured Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer

Thomas G. Berkemeyer